FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-231553

November 13, 2019

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the registration statement, any amendment and any applicable prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

ENBRIDGE INC.

2.500% Senior Notes due 2025
3.125% Senior Notes due 2029

4.000% Senior Notes due 2049

Issuer:	Enbridge Inc.

Guarantors:	Spectra Energy Partners, LP Enbridge Energy Partners, L.P.

Issue of Securities:	2.500% Senior Notes due 2025	3.125% Senior Notes due 2029	4.000% Senior Notes due 2049

Principal Amount:	US$500,000,000	US$1,000,000,000	US$500,000,000

Coupon:	2.500%	3.125%	4.000%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2020.	Semi-annually on May 15 and November 15, commencing on May 15, 2020.	Semi-annually on May 15 and November 15, commencing on May 15, 2020.

Maturity Date:	January 15, 2025	November 15, 2029	November 15, 2049

Treasury Benchmark:	1.500% due October 31, 2024	1.750% due November 15, 2029	2.250% due August 15, 2049

U.S. Treasury Yield:	1.688%	1.884%	2.367%

Spread to Treasury:	+85 bps	+125 bps	+170 bps

Re-offer Yield:	2.538%	3.134%	4.067%

Initial Price to Public:	99.814%	99.923%	98.845%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Optional Redemption:

On any date more than one month prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date more than three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after August 15, 2029, the date that is

On any date more than six months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after December 15, 2024, the date that is one month prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

On any date that is on or after May 15, 2049, the date that is six months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury +15 bps	U.S. Treasury +20 bps	U.S. Treasury +30 bps

Trade Date:	November 13, 2019

Settlement Date:	November 15, 2019 (T+2)

CUSIP:	29250N AY1	29250N AZ8	29250N BA2

ISIN:	US29250NAY13	US29250NAZ87	US29250NBA28

Joint Book-Running Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

SMBC Nikko Securities America, Inc.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC KeyBanc Capital Markets Inc. Loop Capital Markets LLC

Capitalized terms used and not defined herein have the meanings assigned in the issuer’s Preliminary Prospectus Supplement, dated November 13, 2019.

The issuer and guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Deutsche Bank Securities Inc. toll-free at 800-503-4611 or SMBC Nikko Securities America, Inc. toll-free at 888-868-6856.

Not for retail investors in the EEA. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.